EX.99.77Q3

STATE STREET BANK AND TRUST COMPANY
Midas Funds
Fee Schedule
Dated December 14, 2017 and Effective As of August 1, 2016

CUSTODY SERVICES

Reference is hereby made to (a) the Custodian Agreement (the "Custody Agreement") dated as of April 8, 2002 by and between State Street Bank and Trust Company ("State Street") and each Fund listed on Exhibit A thereto (each, individually, a "Fund" and, collectively, the "Funds"), as such Custody Agreement may be amended, supplemented, restated or otherwise modified from time to time. The parties have entered into this fee schedule ("Fee Schedule") dated December 14, 2017 and effective as of August 1, 2016 (the "Effective Date") in order to memorialize their agreement on the compensation to be paid by the Funds to State Street for the performance of the services specified in the Custody Agreement (the "Services"). This Fee Schedule shall be subject to the terms and conditions of the Custody Agreement as if it were a part thereof. Unless otherwise agreed by the parties, this Fee Schedule shall apply to the provision of the Services to each Fund which is a party or is otherwise subject to the Custody Agreement from time to time. In the event of any conflict between the terms of the Custody Agreement and the terms of this Fee Schedule relating to fees, charges, expenses or other financial terms, the terms of this Fee Schedule shall control. Unless otherwise defined, capitalized terms used herein shall have the meaning given to them in the Custody Agreement, as the context requires.

I.	Custody

In consideration for the provision of custody services by State Street pursuant to the Custody Agreement and the discharge of its other obligations thereunder, each Fund shall be obligated to pay State Street the fees and charges set forth in this Section I, together with any applicable fees and charges payable under Sections III, IV and V below. On a monthly basis, each Fund shall pay a domestic custody fee equal to the Domestic Custody Basis Point Fee, plus the applicable Foreign Custody Fee, Transaction Processing and Activity Based Fees and DDA Charges, in each case as specified below.1

1. Domestic Custody Basis Point Fee (per Fund/per year)

Market Value of Domestic Assets Per Fund	Annual Basis Point Rate
All domestic assets	0.50

2. Foreign Custody Fee (per Fund/per month and per transaction)	See Appendix 1

3. Transaction Processing and Activity Based Fees[2]

Domestic Transaction Processing Fees[3] (per transaction)
• State Street Repurchase Agreements (Repo)	No Charge
• Fund of Fund Trades	$3.00
• DTC or Fed Book Entry – Automated/Electronic Trade Instruction	$6.00
• Mortgage Backed Securities Principal and Income Paydowns	$6.00
• Physical Settlement Processing	$20.00
• Collateral/Memo Pledging (Fed Book Entry & DTC)	$10.00
• Wire Transfers (Fed Wires & Interbank Transfers)[4]	$5.00
• Automated Clearing House (ACH) Transfers[5]	$3.50
• Processing of Third Party Foreign Exchange - Automated/Electronic Trade Instruction	$45.00
• Processing of Third Party Foreign Exchange - Manual Trade Instruction (Fax, etc.)	$45.00
• Processing of Foreign Exchange executed through State Street Global Markets[6]	No Charge – See Explanatory Note 6
• Listed Futures[7]	$25.00
• Listed Options[8]	$30.00
• OTC Derivatives [9]	$30.00
• Contracts for Differences[10]	$3.75
• TBAs	$6.00
• All Other Trades	$25.00

Other Custody Fees
• OTC Swap and Option Reconciliations to Counterparty (monthly/per position)[11]	$20
• Checks (per check, per issuance/certification/stop payment)	$10

4. DDA Charges

USD DDA Maintenance Fee (per DDA/per month)[12]	$100 No charge for DDA accounts established solely for transfer agency activity – See Explanatory Note 12

Other DDA Charges and Expenses and DDA Limits	See Appendix 2

II.	Liquidity Financing

The fees in Section I will be waived (excluding DDA Charges, which will continue to be charged) in any month that the Liquidity Financing Agreement dated July 28, 2016 between the Funds party thereto and State Street, as may be amended (the "Liquidity Financing Agreement") remains in full force and effect and the Funds continue to perform all of their obligations thereunder.13  The fees in Section I will not be so waived in the event that the Liquidity Financing Agreement is terminated or the Funds do not perform their obligations thereunder.  All other fees and charges in this Fee Schedule shall continue to apply at all times.

III.	Cross Product Service Fees

In addition to any other fees, charges or expenses that may be payable under this Fee Schedule, each Fund shall be obligated to pay State Street the fees and charges set forth in this Section III, as applicable, based on usage of the listed product or service in connection with the Services.14

• SWIFT Messages (per message)[15]	$0.30
• CCO Attestation Report (per Semi-Annual Report/per Fund)	$50
• Document and Data Archiving/Storage (per Fund, per month)	$16

IV.	Out of Pocket Expenses

Out-of-pocket expenses incurred by State Street (and by its subcustodians and depositories) on behalf of each Fund in connection with the performance of the Services will be passed through to the Funds each month, including, but not limited to, the following expenses:

• Subcustodian and Depository Out-of-Pocket Expenses[16]
• Miscellaneous expenses incurred in connection with foreign custody (e.g., stamp duties, registration costs, script fees, special transportation costs, etc.)
• ADR and GDR charges
• Stock Exchange Fees
• DST (agency charges/output fees/underwriting charges)
• DTCC/NSCC Charges
• Tax Certifications and Form Filing
• Courier or Overnight Delivery (plus $1 handling fee)
• Notary and Governmental Charges or Filing Fees
• Reasonable External Legal Expenses[17]
• Travel, including transportation, meals and lodging, for Fund Board Meeting attendance and other business related travel at a Fund's request
• Cost of responding to third party subpoenas and/or regulatory inquires related to the Funds or the Funds' investment adviser(s) or manager(s) (plus a fee of $5,000 per subpoena18)
Out-of-pocket expenses incurred by State Street (and by its subcustodians and depositories) will be billed to the Funds based upon actual usage of a service or an allocated or derived charge for the use of the service for the benefit of the Funds.

V.	Additional Services

In the event one or more of the Funds request that State Street (i) provide new or additional services not otherwise expressly required by the Custody Agreement, (ii) modify or otherwise change the Services (including, but not limited to, the elements and/or frequency of any task or function performed as part of the Services), (iii) change the means or manner in which the Services are provided, (iv) change the location from or to which the Services are performed or (v) support or handle any non-standard, one-off or special activities, State Street may be entitled to additional compensation (to be mutually agreed with the Fund(s)) as a condition to its agreement to implement any such request. For avoidance of doubt, the terms of this Section V apply, without limitation, to material changes in the legal or regulatory requirements applicable to one or more of the Funds or material changes in the legal, tax or regulatory elections or status of one or more of the Funds which result in changes to the service requirements of such Fund(s).

VI.	Assumptions

The Funds acknowledge that the overall fee structure set forth in this Fee Schedule has been agreed by the parties based on information provided by the Funds and on the basis of certain mutually agreed assumptions which have been set forth in a separate written Projected Business Profile. In the event that the assumptions set forth in the Projected Business Profile prove to be inaccurate, including, but not limited to, if the gross revenue derived from the overall commercial relationship between State Street and the Funds is materially lower than what the parties agreed would be a reasonable assumption at the time the Custody Agreement was executed, the parties agree to negotiate an adjustment to such fee structure in good faith.

VII.	Confidentiality

This Fee Schedule constitutes confidential information of the parties and shall not be disclosed to any other legal or natural person, other than a party's affiliates, employees, and financial and legal advisers and except as required by law or regulation or to comply with any legal or regulatory proceeding, investigation, or similar process.

VIII.	Payment of Fees

The service fees, charges and reimbursable expenses payable under this Fee Schedule will be invoiced to the Funds on a monthly basis and the applicable amounts due will be automatically debited from each Fund's demand deposit account five (5) business days after the date of the invoice. Unless otherwise expressly stated, yearly fees will be invoiced in twelve monthly installments as part of the standard invoicing process.

IX.	Term

This Fee Schedule shall become effective as of the Effective Date, shall remain in effect for an initial period of three (3) years, and shall automatically renew for successive one-year periods from year to year thereafter, unless otherwise modified or terminated in accordance with the terms of the Custody Agreement.  For the avoidance of doubt, upon termination of the Custody Agreement in accordance with the terms set forth therein, this Fee Schedule shall also terminate.

[Remainder of Page Intentionally Blank]

EXECUTION PAGE

IN WITNESS WHEREOF, the Parties hereto have executed this Fee Agreement as of the date first written above.

STATE STREET BANK AND TRUST COMPANY /s/ Andrew Erickson Name: Andrew Erickson Title: Executive Vice President

Each of the Registered Investment Companies Listed on Exhibit A to the Custody Agreement /s/ Russell Kamerman Name: Russell Kamerman Title: General Counsel

Midas Funds
Fee Schedule
Effective Aug. 1, 2016

APPENDIX 1

Foreign Custody Fees

On a monthly basis, each Fund shall pay a Foreign Custody Fee equal to the Foreign Custody Asset Charges, plus the Foreign Custody Transaction Charges, in each case as specified below.

Foreign Custody Asset Charges and Foreign Custody Transaction Charges19

Market	Foreign Custody Asset Charge (Basis Points)	Foreign Custody Transaction Charges	Market	Foreign Custody Asset Charge (Basis Points)	Foreign Custody Transaction Charges
Albania	65.0	$200	Ghana	30.0	$100
Argentina	20.0	$75	Greece	10.0	$75
Australia	2.0	$20	Hong Kong	10.0	$50
Austria	4.0	$25	Hungary	40.0	$125
Bahrain	35.0	$150	Iceland	30.0	$50
Bangladesh	45.0	$160	India	20.0	$125
Belgium	3.0	$30	Indonesia	10.0	$80
Bermuda	15.0	$90	Ireland	5.0	$50
Bosnia & Herzegovina	65.0	$125	Israel	15.0	$70
Botswana	25.0	$125	Italy	3.0	$30
Brazil	15.0	$65	Ivory Coast*	50.0	$150
Bulgaria	30.0	$100	Jamaica	40.0	$125
Canada	2.0	$20	Japan-Mizuho	2.0	$20
Cayman Island	30.0	$75	Jordan	30.0	$135
Cedel\Clearstream	3.0	$25	Kazakhstan	40.0	$135
Chile	20.0	$125	Kenya	30.0	$125
China	15.0	$125	Kuwait	30.0	$150
Colombia	30.0	$125	Latvia	50.0	$55
Costa Rica	30.0	$75	Lebanon	30.0	$100
Croatia	30.0	$100	Lithuania	20.0	$50
Cyprus	40.0	$125	Malawi	60.0	$200
Czech Republic	15.0	$75	Malaysia	10.0	$50
Denmark	3.0	$30	Malta	30.0	$150
Ecuador	20.0	$100	Mauritius	25.0	$125
Egypt	20.0	$100	Mexico	4.0	$40
Estonia	40.0	$50	Morocco	30.0	$125
Euroclear	3.0	$25	Namibia	30.0	$125
Finland	3.0	$30	Netherlands	3.0	$25
France	2.0	$20	New Zealand	2.0	$20
Georgia	40.0	$125	Nigeria	40.0	$80
Germany	2.0	$20	Norway	4.0	$50
* Ivory Coast includes Benin, Burkina Faso, Mali, Niger, Senegal, Guinea-Bissau and Togo.

Midas Funds
Fee Schedule
Effective Aug. 1, 2016

APPENDIX 1

Foreign Custody Fees

- Continued -

Market	Foreign Custody Asset Charge (Basis Points)	Foreign Custody Transaction Charges	Market	Foreign Custody Asset Charge (Basis Points)	Foreign Custody Transaction Charges
Oman	50.0	$150	Sri Lanka	20.0	$100
Pakistan	30.0	$150	Srpska	65.0	$125
Palestine	50.0	$150	Swaziland	30.0	$200
Panama	30.0	$125	Sweden	3.0	$30
Peru	35.0	$125	Switzerland	3.0	$25
Philippines	10.0	$80	Taiwan	20.0	$75
Poland	10.0	$125	Tanzania	35.0	$150
Portugal	10.0	$100	Thailand	10.0	$50
Puerto Rico	10.0	$100	Trinidad & Tobago	40.0	$100
Qatar	30.0	$150	Tunisia	45.0	$125
Romania	40.0	$100	Turkey	10.0	$75
Russia	20.0	$200	Uganda	50.0	$150
Saudi Arabia	40.0	$125	Ukraine	35.0	$290
Serbia	50.0	$125	United Arab Emirates	50.0	$150
Singapore	10.0	$50	United Kingdom	2.0	$20
Slovak Republic	30.0	$90	Uruguay	50.00	$125
Slovenia	30.0	$105	Venezuela	35.0	$125
South Africa	5.0	$25	Vietnam	50.0	$150
South Korea	8.0	$50	Zambia	30.0	$110
Spain	8.0	$50	Zimbabwe	30.0	$110

Midas Funds
Fee Schedule
Effective Aug. 1, 2016

APPENDIX 2

Other DDA Charges and Expenses and DDA Limits

Interest Rates and Charges

Unless State Street notifies the Funds otherwise, demand deposit accounts established and maintained on behalf of the Funds are non-interest bearing accounts. State Street may elect to pay interest on deposit balances at such times and at such rates as it may specify from time to time. Interest rates, if applicable, will vary by currency and market conditions and State Street may cease paying interest, change interest rates, or apply (and adjust) negative interest rates or equivalent charges or fees on designated currencies, from time to time at its sole discretion.

State Street will charge a negative interest rate (as notified from time to time) on the amount by which the end-of-day USD cash balance of any Fund exceeds an amount equal to a designated percentage (currently 5%) of the Fund's (i) monthly average Total Net Assets20 for the prior calendar month (for custody and accounting clients) or (ii) month-end market value of the Fund's assets21 (for custody only22 clients and monthly valued clients), as applicable. A Fund will not be subject to this charge on any day when the ending balance of its USD cash account(s) is less than a specified threshold (currently set at $10 million). State Street may apply, adjust or eliminate the foregoing percentage or deposit balance thresholds from time to time at its sole discretion. Unless otherwise agreed with the Funds, State Street will not impose the foregoing charge in relation to USD deposit balances maintained by U.S. public funds, ERISA plans, Canadian pension clients and Canadian public funds.

Details on applicable interest rates, equivalent charges or fees and applicable percentage or deposit balance thresholds are available upon request.

Overdrafts

Except in accordance with the terms of a committed credit facility established with State Street, Funds are not entitled to overdraw their cash deposit accounts. Cash advances or other extensions of credit are made at the discretion of State Street. In the event of an overdraft which exceeds a designated threshold (currently set at $50,000 for USD overdrafts), State Street will impose an interest charge on the amount of the overdraft during the period an account is overdrawn. The interest rates applicable to overdrafts and the applicable overdraft thresholds (if any) are set on a periodic basis by State Street for each currency at its sole discretion, taking into account market conditions and other relevant commercial considerations. Unless otherwise agreed in writing, overdrafts are repayable in full either (i) on demand or (ii) within five business days, whichever is earlier. Interest charges will be accrued on a daily basis and debited from the applicable deposit account monthly. Details on applicable interest rates and overdraft thresholds are available upon request from your client service representative.

Deposit Limits

Subject to applicable law and regulation, State Street may refuse to accept, limit the amount of or return all or a portion of certain types of cash deposits and/or balances, including non-operational deposits.

Midas Funds
Fee Schedule
Effective Aug. 1, 2016

Explanatory Notes

1 Domestic Custody Basis Point Fee.
The Domestic Custody Basis Point Fee will be calculated by multiplying the market value of the domestic assets serviced on behalf of each Fund on the last business day of the month by the applicable basis point rate(s), dividing the result (or the sum of the results if tiered rates apply) by 360 and multiplying that amount by 30. For purposes of this calculation, State Street will utilize the applicable market value for each position that is used to calculate a Fund's net asset value (NAV), unless a different pricing methodology is agreed with the Funds, provided that the absolute value of any negative cash, security or other asset position will be used. For custody only Funds, State Street will utilize its standard pricing vendors to obtain a market value for each position. If a market value for a position is not available from such vendors, State Street will utilize the same market value for such position that is used by the Fund to calculate its NAV or otherwise value its portfolio, which value will be supplied by the Fund promptly upon request. If following such a request a Fund is unable to provide a market value within five (5) days of month-end, State Street will utilize the market value of the position from the prior month-end and is authorized to continue to use such value until an update is supplied by the Fund or otherwise becomes available from State Street's standard pricing vendors. For illiquid positions, each Fund will be responsible for supplying State Street with a market value as of the date of purchase (or initial custody by State Street) and at least annually thereafter. State Street generally includes (and may include) the following securities and other assets in the calculation of the Domestic Custody Basis Point Fee: (i) physical or tangible assets held by or on behalf of State Street in the U.S., (ii) assets held in uncertificated or book entry form and credited to an account maintained by or on behalf of State Street at any U.S. Subcustodian or U.S. Securities System, (iii) assets registered in State Street's name (or nominee name) or the nominee name of any U.S. Subcustodian or U.S. Securities System, including mutual fund shares or units registered in State Street's name (or that of a nominee or agent) on the books of the relevant fund/transfer agent. As a general rule, State Street will also include short-term and/or cash sweep investment vehicles in such calculation. For further information on short term investments included in the calculation, please contact your client service representative.

2 Transaction Processing Fees. These are fees charged for processing transactions on behalf of the Funds as a part of the custody services under the Custody Agreement. These Transaction Processing Fees, unless otherwise waived, apply whether a Fund or its third party investment managers entered into such transactions with or through a third party dealer or broker or with or through State Street or one of its affiliates (either acting as a trade counterparty or providing agency execution services). The processing fees are in addition to, and are not to be construed as payments in lieu of, any profit or other compensation (as described in Explanatory Note 6 below) that may be earned by such third party dealer or broker or by State Street or any of its affiliates in connection with such transaction.

3 Definition of Transaction for Billing Purposes; Transaction Count Methodology. Unless otherwise stated in this Fee Schedule, a transaction includes, without limitation, each buy, sell, reset, exchange, pay down, maturity, assignment, roll, call exercise, warrant exercise, rights exercise, convertible security event, amendment, corporate action or similar investment related action or activity which requires processing by State Street. A complete list of transaction types is available from your client service representative.
The cancel and rebook of any trade at the instruction of the Fund will be treated as two additional transactions (e.g., in addition to the initial trade order) for billing purposes. With respect to TBAs, the initial trade, the subsequent cancel and each pool allocation will be treated as a separate transaction for billing purposes. The initial trade and subsequent cancel will be billed at the TBA rate and each allocation will be billed at the rate applicable to the relevant transaction/asset type. State Street reserves the right to adjust the definition of a billable transaction and adjust the transaction count methodology as new instruments, transaction types or trading techniques emerge.

4 Wire Transfers. Charges for Wire Transfers apply to all wires sent or received for the account of a Fund, including, but not limited to, wires to or from demand deposit accounts established by State Street to facilitate transfer agency activity of a Fund's third party transfer agent (including Boston Financial Data Services), if applicable.

5 Automated Clearing House (ACH) Transfers. Charges for ACH Transfer charges apply to all such transfers sent or received for the account of a Fund, including, but not limited to, ACH transfers to or from demand deposit accounts established by State Street to facilitate transfer agency activity of a Fund's third party transfer agent (including Boston Financial Data Services), if applicable.

6 Principal and Agency Trading Services. State Street Global Markets, a separate division of State Street, offers principal or "dealer" trading services as well as agency execution services in a variety of asset classes, including most of those described in this schedule. State Street, acting as principal through its treasury division, also enters into repurchase transactions with custody clients. A Fund or its third party investment managers may select State Street to effect principal or agency transactions. These transactions, however, are conducted under contractual or other arrangements that are distinct from State Street's services and obligations under the Custody Agreement, irrespective of whether trade orders are transmitted through the custody or trustee operations of State Street in accordance with the Custody Agreement. When State Street acts as a counterparty (e.g., foreign exchange, OTC derivatives, repurchase transactions, etc.) to a Fund, such transactions are principal transactions and State Street enters into them as a principal and not in a fiduciary, agency or similar capacity (regardless of any other relationships between State Street and the Funds under the Custody Agreement). In connection with such principal or agency execution services, State Street may earn a profit or otherwise receive compensation from the Funds in a variety of forms, including a commission, subscription or click fee, revenue share, spread, mark-up, mark-down, interest, fee or similar amount.

7 Futures. Each Buy, Short Sell, Buy to Close, Sell to Close, Cancel Buy, Cancel Short Sell, Cancel Buy to Close and Cancel Sell to Close will be treated as a separate transaction for billing purposes.

8 Options. Each Buy, Write, Buy to Close, Sell to Close, Assignment, Exercise, Cancel Buy, Cancel Write, Cancel Buy To Close, Cancel Sell To Close, Cancel Assignment and Cancel Exercise will be treated as a separate transaction for billing purposes.

9 OTC Derivatives. OTC Derivatives include OTC Swaps (Bi-lateral or centrally cleared) and OTC Options. Each trade capture for contract creation, amendment, novation or termination will be treated as a separate transaction for billing purposes.

10 Contracts for Differences. Each buy, sell, reset, close or amendment will be treated as a separate transaction for billing purposes.

11 OTC Swap and Option Reconciliations to Counterparty. Includes reconciliation of position and total market value.

12 DDA Maintenance Fee. The DDA Maintenance Fee will not apply to demand deposit accounts established solely for transfer agency activity whether related to a Fund's third party transfer agent or where State Street is performing the transfer agency services.

13 Liquidity Financing Agreement.   The Liquidity Financing Agreement is a contractual arrangement between State Street and the Funds distinct from the contractual arrangement between State Street and the Funds with respect to the Custody Agreement and the services, obligations and fees documented thereunder.

14 Cross Product Service Fees. The Cross Product Fees and charges do not constitute out-of-pocket or pass-through expenses (i.e., they include a mark-up and/or overhead cost allocation). Changes to the Cross Product Service Fees and additional fees and charges of a similar nature or type may be implemented by State Street upon 90 day's written notice, subject to agreement between State Street and the Funds.

15 SWIFT. Stated fee applies to each outbound SWIFT message generated in relation to a Fund by three State Street systems: Securities Management and Control ("SMAC") messages, Global Securities Management and Control ("GSMAC"), and Multicurrency Horizon ("MCH") messages. SMAC and GSMAC SWIFT messages facilitate particular transactions. MCH SWIFT messages communicate cash statements, holding reports and trade confirmations.

16 Subcustodian and Depository Out-of-Pocket Expenses. Subcustodian and Depository Out-of-Pocket Expenses include, without limitation, expenses for account opening, maintenance and administration, courier/delivery, depository charges, funds transfer fees, issuance of nit, late trades, market entrance charges, name change, proxy, registration, rematerialization, remittance, re-registration, stamp duty or tax, stock exchange levies and tax reclaims, among others. A complete list of Subcustodian and Depository Out-of-Pocket Expenses is available from your client service representative.

17 Reasonable External Legal Expenses. Reasonable external legal expenses incurred by State Street will be charged to the Funds as a reimbursable out-of-pocket expense in circumstances permitted by the Custody Agreement or as otherwise agreed by State Street and the Funds.

18 Cost of responding to third party subpoenas and/or regulatory inquires. The fee of $5,000 is not an out-of-pocket or pass-through expense and is intended to defray internal costs that may be associated with responding to third party subpoenas and/or regulatory inquires. These costs typically include, without limitation, the cost of management and staff time, the use of internal legal, compliance, risk management, business controls, IT and other resources, and data and document retention, storage and production costs, among others. State Street shall have no obligation to account to the Funds for the type or amount of internal costs actually incurred and such costs may be less than (or exceed) the amount of the fee.

19 Foreign Custody Asset Charges and Foreign Custody Transaction Charges. The Foreign Custody Asset Charges will be calculated by multiplying the USD market value of the cash, securities and other assets held in custody on behalf of each Fund at month-end by the applicable basis point rate(s) (based on custody location), dividing the result (or the sum of such results) by 360 and multiplying that amount by 30. With respect to assets held outside of the U.S., custody location is determined for billing purposes by reference to the jurisdiction in which State Street, its subcustodian or a Securities System, as the case may be, holds the relevant asset or, if the asset is immobilized or dematerialized and record ownership is maintained only in book-entry form, custody location means the jurisdiction of the Securities System through which State Street maintains the record of the Fund's entitlement to such asset, provided that the custody location for on-book currencies will be the jurisdiction that issues the relevant currency. For purposes of this fee calculation, State Street will utilize the same local currency market values and the same currency exchange rates to convert those values to USD that are used to calculate the NAV of each Fund, provided that the absolute value of any negative cash, security or other asset position will be used. For custody only Funds, State Street will utilize its standard pricing vendors to obtain a market value for each position. If a market value for a position is not available from such vendors, State Street will utilize the same market value for such position that is used by the Fund to calculate its NAV or otherwise value its portfolio, which value will be supplied by the Fund promptly upon request. If following such a request a Fund is unable to provide a market value within five (5) days of month-end, State Street will utilize the market value of the position from the prior month-end and is authorized to continue to use such value until an update is supplied by the Fund or otherwise becomes available from State Street's standard pricing vendors. For illiquid positions, each Fund will be responsible for supplying State Street with a market value as of the date of purchase (or initial custody by State Street) and at least annually thereafter. The Foreign Custody Transaction Charges are fees imposed for processing transactions on behalf of each Fund in the relevant foreign market as part of the custody services. The Manual Trade Surcharge specified in Section I of the Fee Schedule will also be assessed on a foreign custody transaction, as applicable. The Foreign Custody Asset Charges and Foreign Custody Transaction Charges applicable with respect to custody services in any country not listed in Appendix 1 above will be negotiated and agreed by State Street and the Funds prior to investment in such country.

20 Monthly Average Total Net Assets. The Monthly Average Total Net Assets of each Fund will be calculated by taking the sum of the Fund's daily NAVs for each day of the calendar month (for each non-business day, the preceding business day's NAV will be used unless the Fund requests use of a different calculation methodology) and dividing that amount by the number of days in the month.

21 Month-End Market Value of the Fund's Assets. For purposes of calculating the month-end market value of a Fund's Assets, State Street will utilize the applicable market value for each position that is used to calculate a Fund's NAV, unless a different pricing methodology is agreed with the Funds, provided that the absolute value of any negative cash, security or other asset position will be used. For custody only Funds, State Street will utilize its standard pricing vendors to obtain a market value for each position. If a market value for a position is not available from such vendors, State Street will utilize the same market value for such position that is used by the Fund to calculate its NAV or otherwise value its portfolio, which value will be supplied by the Fund promptly upon request. If following such a request a Fund is unable to provide a market value within five (5) days of month-end, State Street will utilize the market value of the position from the prior month-end and is authorized to continue to use such value until an update is supplied by the Fund or otherwise becomes available from State Street's standard pricing vendors. For illiquid positions, each Fund will be responsible for supplying State Street with a market value as of the date of purchase (or initial custody by State Street) and at least annually thereafter. State Street generally includes (and may include) the following securities and other assets in the above calculation: (i) physical or tangible assets held by or on behalf of State Street in the U.S., (ii) assets held in uncertificated or book entry form and credited to an account maintained by or on behalf of State Street at any U.S. Subcustodian or U.S. Securities System, (iii) assets registered in State Street's name (or nominee name) or the nominee name of any U.S. Subcustodian or U.S. Securities System, including mutual fund shares or units registered in State Street's name (or that of a nominee or agent) on the books of the relevant fund/transfer agent. As a general rule, State Street will also include short-term and/or cash sweep investment vehicles in such calculation.

22 Custody Only. Reference to "custody only" refers to any custody relationship with a Fund where State Street does not also provide fund accounting or portfolio accounting services to such Fund.